EXHIBIT 99.1

PIONEER

NATURAL RESOURCES

        News Release

Pioneer Natural Resources Reports Fourth Quarter 2008 Results

Dallas, Texas, February 3, 2009 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended December 31, 2008.

Financial summary:

•

Reported a fourth quarter net loss of $65 million, or $.57 per diluted share, including unusual items totaling $48 million, or $.42 per diluted share (further discussed under Financial Review below); results adjusted for these unusual items were a loss of $17 million, or $.15 per diluted share

•	Increased average daily oil and gas sales in the fourth quarter to 117,899 barrels oil equivalent per day (BOEPD), or 14% more than the fourth quarter 2007, excluding discontinued operations
•	Increased oil and gas sales volumes from core assets in Spraberry, Raton, Edwards, Alaska and Tunisia by 20% compared to the fourth quarter last year
•	Increased full-year oil and gas sales to 41.5 million barrels oil equivalent (MMBOE), or 20% per share (17% absolute) over 2007, excluding discontinued operations
•

Added 110 MMBOE of proved reserves, or 246% of full-year production, from drilling success, performance improvements and acquisitions at a finding and development cost of $13.28 per barrel oil equivalent (BOE), exclusive of price revisions; $35.51 per BOE including price revisions

•	Liquidated oil and gas derivatives in December covering 2009 and 2010 for proceeds of $143 million which were used to reduce debt and fund share repurchases
•	Implemented new oil and gas derivatives for 2009, protecting cash flow
•

Repurchased 4.4 million shares of common stock in 2008, including 3.0 million shares in the fourth quarter, which reduced shares outstanding at year end to 114.5 million; $372 million authorization remains under the current share buy-back program

•	Reduced net debt to book capitalization from 48% at year-end 2007 to 45% at December 31, 2008
•	Purchased $107 million face value of debt securities for $70 million in the fourth quarter
•	Ended the year with $541 million available under unsecured senior credit facility; in compliance with debt covenants
•	Implemented prudent and decisive initiatives in the current low commodity price environment to reduce costs and improve returns

Operational summary:

•	Received approval from the Railroad Commission of Texas for optional 20-acre downspacing fieldwide in the Spraberry field
•	Continued to deliver encouraging results from Spraberry 20-acre drilling, shale interval testing and deeper zone exploration
•	Drilled and completed two Pierre Shale horizontal wells with encouraging results
•	Discovered two new fields and identified additional prospects using new 3-D seismic data in the Edwards Trend of South Texas with a combined 150 billion cubic feet (BCF) resource potential
•	Drilled first horizontal Eagle Ford Shale well in South Texas with plans to fracture stimulate the well in late March or early April
•	Delivered better-than-expected Oooguruk drilling results in Alaska

Scott Sheffield, Chairman and CEO, stated, “Pioneer’s low-decline, low-risk assets are particularly advantageous in the current commodity price environment and continue to perform above expectations. We have further cut our 2009 capital spending plans to $250 million to $300 million to ensure free cash flow despite low commodity prices. Our current focus is on reducing production and well costs in preparation for re-activating our drilling program when oil and gas prices rise to a sustained level of approximately $60 per barrel and $6 per MCF.”

To enhance the Company’s financial flexibility (and increase net asset value per share), the Company is evaluating the merits of executing volumetric production payments, a drop down for cash of up to $200 million of producing assets to Pioneer Southwest Energy Partners L.P. and other alternatives. The Company cannot predict the timing or ultimate outcome of any such actions as they are subject to market conditions, among other factors.

Cost Reduction Initiatives

As a result of the significant drop in commodity prices, the Company has implemented initiatives to reduce capital spending and operating costs to ensure the delivery of free cash flow in 2009 and to enhance financial flexibility. This plan includes minimizing drilling activities until margins improve as a result of (i) increased commodity prices, (ii) reduced gas price differentials relative to NYMEX quoted prices in the areas where the Company produces gas and/or (iii) decreased well costs.

Pioneer has reduced its operated rig activity from 29 rigs in the third quarter of 2008 to three rigs in mid-February. The Company is continuing to work with drilling and service providers to reduce drilling and completion costs. To date, Pioneer has achieved reductions of 15% to 20% and is targeting an additional 10% to 20% reduction. Rigs have been terminated or stacked in the Spraberry, Raton, Edwards Trend and Barnett Shale areas.

Pioneer’s asset teams are also implementing initiatives to reduce controllable production costs, including costs associated with fuel surcharges, electricity supply, water disposal and compression rental.

2009 Capital Spending and Production Growth

In 2009, the Company expects capital spending to total $250 million to $300 million (excluding acquisitions, asset retirement obligations, capitalized interest and geological and geophysical G&A). Approximately 75% of this amount is for drilling, primarily in Alaska and the Spraberry field. The remaining 25% will be used for facility expansions and upgrades to Pioneer’s core assets.

In 2009, Pioneer expects to grow production by at least 5% per share, highlighting the attractiveness of Pioneer’s low-decline-rate assets. Minimal capital of approximately $200 million would be required to keep 2009 production flat.

Financial Review

The net effect of unusual items in the fourth quarter reduced results by $48 million (on an after-tax basis). These unusual items included:

•	a gain on bond repurchases of $15 million ($0.13 per share),
•	rig-related charges of $25 million ($0.22 per share),
•	acreage abandonments of $16 million ($.14 per share),
•	an impairment charge to reduce the carrying value of Pioneer’s Mississippi assets of $9 million ($0.08 per share) as a result of lower gas prices,
•	mark-to-market derivative losses of $7 million ($0.06 per share) and

•	an additional charge of $6 million ($0.05 per share) related to the abandonment of East Cameron 322 due to hurricane damage (expected to be offset by insurance reimbursements).

The fourth quarter was also negatively impacted by the loss of approximately 5,000 BOEPD of production due to curtailed or shut-in production related to damage to third-party pipelines and natural gas liquids (NGL) fractionation facilities in Mont Belvieu resulting from Hurricane Ike. Results were also affected by declining oil and gas prices and widening differentials relative to NYMEX gas prices.

Cash flow from operating activities for the fourth quarter was $212 million.

Fourth quarter sales averaged 117,899 BOEPD, consisting of oil sales averaging 33,696 barrels per day (BPD), NGL sales averaging 17,510 BPD and gas sales averaging 400 million cubic feet per day (MMCFPD).

The reported fourth quarter average price for oil was $55.77 per barrel and included $8.36 per barrel related to deferred revenue from VPPs for which production was not recorded. The reported price for NGLs was $31.01 per barrel. The reported price for gas was $6.26 per MCF, including $.37 per MCF related to deferred revenue from VPPs for which production was not recorded.

Fourth quarter production costs averaged $14.97 per BOE, down $.16 from the third quarter of 2008. Reduced production taxes and lease operating expenses (LOE) were partially offset by higher natural gas processing expenses. The increase in natural gas processing expenses reflected reduced third-party revenue as a result of lower NGL and gas prices.

Depreciation, depletion and amortization (DD&A) expense averaged $14.76 per BOE for the fourth quarter. DD&A expense increased primarily due to losing end-of-well life reserves that became uneconomical as a result of lower quarter-end commodity prices.

Exploration and abandonment costs were $56 million for the quarter and included $38 million of acreage and unsuccessful drilling costsand $18 million of geologic and geophysical expenses, including seismic data in the Edwards Trend and Tunisia and personnel costs.

During December 2008 and January 2009, the Company entered into the following new oil, NGL and gas derivatives for 2009 and 2010:

•

NYMEX and Brent oil swap and collar contracts for 23,000 BPD of February through December 2009 production plus an incremental 2,000 BPD of March through December 2009 production, both at a price of $52.00 per barrel or greater;

•	NYMEX NGL swap contracts for approximately 2,000 BPD of February through December 2009 production at a blended index price of approximately $27.15 per barrel; and
•

NYMEX gas swap contracts for 130,000 million British thermal units per day (MMBTUPD) of April through October 2009 production at a price of $6.15 per million British thermal units (MMBTU), 60,000 MMBTUPD of November and December 2009 production at a price of $6.00 per MMBTU and 80,000 MMBTUPD for 2010 production at a price of $6.60 per MMBTU.

In addition, the Company also entered into 2009 basis swaps for 165,836 MMBTUPD of Mid-Continent gas production and 10,000 MMBTUPD of Spraberry gas production at $1.18 per MMBTU and $0.99 per MMBTU, respectively.

2008 Operations

In the Spraberry field, Pioneer drilled 370 wells in 2008 and grew production for the third consecutive year. Production in 2008 was 13% higher than in 2007. During February, the Company is reducing the number of rigs to two, down from a peak of 17 rigs in the third quarter of 2008. In addition to ongoing 40-acre field development, the Railroad Commission of Texas approved Pioneer’s petition for a field rule change to allow optional fieldwide 20-acre downspacing.  Pioneer has identified approximately 9,500 drilling locations across its acreage where it intends to utilize 20-acre downspacing in future years.  In 2008, 18 wells were drilled on 20-acre spacing, and 12 were put on production with encouraging results.

Pioneer has also continued testing of the shale/silt non-traditional intervals in the Spraberry field.  An analysis of the initial 650-foot core that was taken from these intervals indicates that up to 30 feet of additional net pay is present. Non-traditional intervals in two wells each tested at a stabilized rate of approximately 20 BOEPD. Testing of shale/silt intervals is currently underway in 10 additional wells.

A discovery was made in a deeper zone (Pennsylvanian) below the Wolfcamp zone. Initial production at the time of the discovery in October 2008 was approximately 600 BOEPD. Production has now stabilized around 300 BOEPD with more than 40,000 cumulative BOEs recovered since October. The Company is planning further testing to evaluate the play.

In 2008, the Company drilled 153 wells in the Raton Basin in Colorado, including 144 coal bed methane wells and 9 Pierre Shale wells. This drilling program generated production growth in the Raton field for the fourth year in a row, with 2008 at 16% above 2007. Two Company-owned rigs are currently stacked and a Raton frac crew has temporarily been relocated to the Spraberry field in West Texas. In two horizontal wells recently drilled and completed in the Pierre Shale, Pioneer encountered intense natural fracturing and gas shows. The wells were successfully fracture stimulated and produced at initial flow rates of approximately 3 MMCFPD and 1.5 MMCFPD.

In South Texas, Pioneer drilled 36 wells in 2008 and completed the final portion of more than 900 square miles of 3-D seismic data. Production increased for the second year, 41% above 2007. Two new fourth quarter discovery wells and new 3-D seismic data have identified additional resource potential of at least 150 BCF in this play. The Company has drilled its first horizontal well in the Eagle Ford Shale play where it holds a substantial acreage position in the gas window. The Eagle Ford Shale overlays the Edwards Trend in the 310,000 acres that Pioneer holds. Current plans are to fracture stimulate the well in late March or early April.

On Alaska’s North Slope, drilling results have been better than expected and Pioneer achieved its targeted 2008 net production exit rate of more than 3,000 BPD as of year end. Net production originally was expected to average 5,000 BPD in 2009 and gradually increase to 10,000 BPD to 14,000 BPD in 2011 as development drilling continues; however, initial production from the most recent well was approximately 7,000 gross BPD and its impact on 2009 through 2011 production is being evaluated.

In Tunisia, gross production has reached 34 MBOEPD. The Company’s net production grew 54% in 2008. Drilling is currently curtailed until new 3-D seismic data is fully processed and economic conditions improve. Pioneer and other industry players are continuing to progress the FEED study for a gas pipeline from Southern Tunisia to northern industrial areas.

The most prolific well in the South Coast Gas (SCG) project offshore South Africa was placed on production during the fourth quarter of 2008, ahead of schedule. Gross production from SCG is currently averaging approximately 70 million cubic feet equivalent per day (MMCFEPD) and is expected to gradually increase to a range of 80 MMCFEPD to 90 MMCFEPD by the second quarter of 2009, with no additional capital required. Production costs have also decreased significantly with the release of the FPSO vessel from the Sable oil field.

Financial Outlook

First quarter 2009 production is forecasted to average 117,000 BOEPD to 122,000 BOEPD. The forecasted first quarter production range includes production that is attributable to the public ownership in Pioneer Southwest Energy Partners L.P. (Pioneer Southwest). The expense estimates below also include amounts attributable to the public ownership in Pioneer Southwest.

First quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $13.50 to $14.50 per BOE based on current NYMEX strip prices for oil and gas. DD&A expense is expected to average $13.25 to $14.25 per BOE.

Total exploration and abandonment expense during the first quarter is expected to be $20 million to $30 million, primarily related to exploration drilling in Tunisia, acreage charges, and seismic and personnel costs.

General and administrative expense is expected to be $32 million to $36 million. Interest expense is expected to be $38 million to $41 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Minority interest in consolidated subsidiaries’ net income is expected to be $5 million to $8 million, primarily reflecting the public ownership in Pioneer Southwest.

The Company also expects to recognize $25 million to $30 million of charges in other expense associated with certain drilling rigs being terminated and stacked as a result of the Company’s low price environment initiatives.

The Company’s first quarter effective income tax rate is expected to range from 40% to 50% based on current capital spending plans. Cash taxes are expected to be $5 million to $10 million and are primarily attributable to Tunisia.

First quarter 2009 amortization of deferred gains on terminated oil and gas hedges is expected to be $29 million. The Company's financial results, oil, NGL and gas derivatives and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call

On Wednesday, February 4 at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. The presentation will be available on the website for preview in advance of the call. At the website, select ‘INVESTORS’ at the top of the page. For those who cannot listen to the live webcast, a replay will be available shortly thereafter. Or you may choose to dial (877) 741-4248 (confirmation code: 1254547) to listen by telephone and view the accompanying presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 1254547).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, South Africa and Tunisia. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform

Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans (including its plan to repurchase stock) or complete its development projects as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, and acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Pioneer uses certain terms in this release, such as "resource potential," or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.

Pioneer Natural Resources Contacts:

Investors

Frank Hopkins – 972-969-4065
Matt Gallagher – 972-969-4017
Nolan Badders – 972-969-3955

Media and Public Affairs

Susan Spratlen – 972-969-4018

PIONEER NATURAL RESOURCES COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$48,337	$12,171
Accounts receivable, net	207,553	283,832
Income taxes receivable	60,573	40,046
Inventories	93,807	97,619
Prepaid expenses	12,464	9,378
Deferred income taxes	6,510	108,073
Other current assets, net	74,573	213,936

Total current assets	503,817	765,055

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	10,371,403	9,251,113
Accumulated depletion, depreciation and amortization	(2,511,401)	(2,028,472)

Total property, plant and equipment	7,860,002	7,222,641

Deferred income taxes	553	10,263
Goodwill	310,563	310,870
Other assets, net	488,243	308,152

	$9,163,178	$8,616,981

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$356,972	$378,416
Interest payable	43,247	42,020
Income taxes payable	3,618	12,842
Deferred revenue	147,905	158,138
Other current liabilities	143,255	402,753

Total current liabilities	694,997	994,169

Long-term debt	2,964,047	2,755,491
Deferred income taxes	1,477,530	1,229,677
Deferred revenue	177,236	325,142
Minority interest in consolidated subsidiaries	59,226	11,942
Other liabilities	207,993	257,838
Stockholders' equity	3,582,149	3,042,722

	$9,163,178	$8,616,981

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues and other income:
Oil and gas	$453,365	$508,579	$2,277,350	$1,740,851
Interest and other	24,426	23,610	61,318	91,883
Loss on disposition of assets, net	(5,149)	(1,303)	(381)	(2,163)
	472,642	530,886	2,338,287	1,830,571
Costs and expenses:
Oil and gas production	162,304	112,358	595,240	420,738
Depletion, depreciation and amortization	160,073	106,470	511,846	387,397
Impairment of oil and gas properties	14,516	10,906	104,269	26,215
Exploration and abandonments	55,689	109,186	235,530	279,329
General and administrative	38,177	35,283	141,823	129,587
Accretion of discount on asset retirement obligations	2,217	2,003	8,699	7,028
Interest	40,154	40,838	153,577	135,270
Hurricane activity, net	9,750	651	12,150	61,309
Minority interest in consolidated subsidiaries' net income (loss)	6,247	668	21,635	(352)
Other	68,266	7,706	127,065	29,426
	557,393	426,069	1,911,834	1,475,947

Income (loss) from continuing operations before income taxes	(84,751)	104,817	426,453	354,624
Income tax benefit (provision)	22,280	(20,464)	(205,639)	(112,645)

Income (loss) from continuing operations	(62,471)	84,353	220,814	241,979
Income (loss) from discontinued operations, net of tax	(2,996)	120,375	(751)	130,749
Net income (loss)	$(65,467)	$204,728	$220,063	$372,728

Basic earnings per share:
Income (loss) from continuing operations	$(0.54)	$0.72	$1.88	$2.01
Income (loss) from discontinued operations, net of tax	(0.03)	1.02	(0.01)	1.09
Net income (loss)	$(0.57)	$1.74	$1.87	$3.10

Diluted earnings per share:
Income (loss) from continuing operations	$(0.54)	$0.71	$1.86	$1.99
Income (loss) from discontinued operations, net of tax	(0.03)	1.01	(0.01)	1.07
Net income (loss)	$(0.57)	$1.72	$1.85	$3.06

Weighted average shares outstanding:
Basic	115,455	117,599	117,462	120,158
Diluted	115,455	119,175	118,645	121,659

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Cash flows from operating activities:
Net income (loss)	$(65,467)	$204,728	$220,063	$372,728
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	160,073	106,470	511,846	387,397
Impairment of oil and gas properties	14,516	10,906	104,269	26,215
Exploration expenses, including dry holes	37,047	79,045	131,043	171,751
Hurricane activity	9,000	—	9,000	66,000
Deferred income taxes	(13,703)	(11,686)	156,947	123,819
Loss on disposition of assets, net	5,149	1,303	381	2,163
Gain on extinguishment of debt	(23,248)	—	(23,248)	—
Accretion of discount on asset retirement obligations	2,217	2,003	8,699	7,028
Discontinued operations	(3,218)	(117,941)	459	(76,423)
Interest expense	3,733	3,744	15,284	17,049
Minority interest in consolidated subsidiaries' net income (loss)	6,247	668	21,635	(352)
Commodity hedge related activity	14,048	(3,898)	45,166	12,084
Amortization of stock-based compensation	8,466	10,493	33,970	35,309
Amortization of deferred revenue	(39,495)	(45,297)	(158,139)	(181,231)
Other noncash items	30,314	1,438	60,876	3,182
Change in operating assets and liabilities:
Accounts receivable, net	84,485	(41,870)	45,446	(96,691)
Income taxes receivable	(11,006)	48,648	(20,528)	(15,378)
Inventories	(27,413)	(4,570)	(82,403)	(10,901)
Prepaid expenses	3,747	1,869	(3,405)	656
Other current assets, net	(9,184)	(7,983)	(11,745)	(2,946)
Accounts payable	50,280	18,374	65,644	30,122
Interest payable	13,951	13,604	1,227	11,012
Income taxes payable	(20,753)	(4,620)	(9,225)	(23)
Other current liabilities	(18,121)	(28,086)	(98,034)	(107,255)
Net cash provided by operating activities	211,665	237,342	1,025,228	775,315
Net cash used in investing activities	(266,691)	(377,930)	(1,151,410)	(1,782,992)
Net cash provided by financing activities	36,546	133,401	162,348	1,011,319
Net increase (decrease) in cash and cash equivalents	(18,480)	(7,187)	36,166	3,642
Effect of exchange rate changes on cash and cash equivalents	—	87	—	1,496
Cash and cash equivalents, beginning of period	66,817	19,271	12,171	7,033
Cash and cash equivalents, end of period	$48,337	$12,171	$48,337	$12,171

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2008	2007	2008	2007
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) -	U.S.	25,119	18,719	22,044	18,643
	South Africa	991	2,926	2,405	2,681
	Tunisia	7,586	3,201	6,178	3,845
	Worldwide	33,696	24,846	30,627	25,169

Natural gas liquids (Bbls) -	U.S.	17,510	19,629	19,082	18,553

Gas (Mcf) -	U.S.	372,380	340,073	370,224	316,418
	South Africa	25,224	11,268	10,232	2,840
	Tunisia	2,555	1,794	2,367	2,513
	Worldwide	400,159	353,135	382,823	321,771

Total (BOE) -	U.S.	104,692	95,026	102,830	89,933
	South Africa	5,195	4,804	4,110	3,154
	Tunisia	8,012	3,500	6,573	4,264
	Worldwide	117,899	103,330	113,513	97,351

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) -	Canada	—	143	—	267
Natural gas liquids (Bbls) -	Canada	—	267	—	371
Gas (Mcf) -	Canada	—	29,325	—	44,645
Total (BOE) -	Canada	—	5,297	—	8,080

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$56.85	$76.79	$67.43	$63.78
	South Africa	$82.74	$91.61	$110.21	$76.36
	Tunisia	$48.66	$84.37	$90.64	$70.04
	Worldwide	$55.77	$79.51	$75.47	$66.08

Natural gas liquids (per Bbl) -	U.S.	$31.01	$51.26	$51.34	$41.60

Gas (per Mcf) -	U.S.	$6.39	$7.20	$7.68	$7.25
	South Africa	$4.44	$6.76	$5.83	$6.76
	Tunisia	$6.01	$12.63	$12.04	$8.77
	Worldwide	$6.26	$7.21	$7.66	$7.26

Total (BOE) -	U.S.	$41.54	$51.47	$51.63	$47.30
	South Africa	$37.35	$71.65	$79.00	$70.98
	Tunisia	$47.99	$83.63	$89.53	$68.33
	Worldwide	$41.80	$53.50	$54.82	$48.99

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income (loss) and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income (loss)	$(65,467)	$204,728	$220,063	$372,728
Depletion, depreciation and amortization	160,073	106,470	511,846	387,397
Impairment of oil and gas properties	14,516	10,906	104,269	26,215
Exploration and abandonments	55,689	109,186	235,530	279,329
Hurricane activity	9,000	—	9,000	66,000
Gain on extinguishment of debt	(23,248)	—	(23,248)	—
Accretion of discount on asset retirement obligations	2,217	2,003	8,699	7,028
Interest expense	40,154	40,838	153,577	135,270
Minority interest in consolidated subsidiaries' net income (loss)	6,247	668	21,635	(352)
Income tax provision	(22,280)	20,464	205,639	112,645
Loss on disposition of assets, net	5,149	1,303	381	2,163
Discontinued operations	(3,218)	(117,941)	459	(76,423)
Current income tax provision on discontinued operations	(6)	(114)	300	4,915
Cash exploration and interest expense on discontinued operations	—	2,135	—	7,227
Commodity hedge related activity	14,048	(3,898)	45,166	12,084
Amortization of stock-based compensation	8,466	10,493	33,970	35,309
Amortization of deferred revenue	(39,495)	(45,297)	(158,139)	(181,231)
Other noncash items	30,314	1,438	60,876	3,182

EBITDAX (a)	192,159	343,382	1,430,023	1,193,486

Cash interest expense	(36,421)	(37,389)	(138,293)	(118,610)
Current income taxes	8,583	(32,036)	(48,992)	6,259

Discretionary cash flow (b)	164,321	273,957	1,242,738	1,081,135

Cash exploration expense	(18,642)	(31,981)	(104,487)	(114,416)
Changes in operating assets and liabilities	65,986	(4,634)	(113,023)	(191,404)

Net cash provided by operating activities	$211,665	$237,342	$1,025,228	$775,315

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; minority interest in consolidated subsidiaries' net income (loss); noncash hurricane activity; gain on extinguishment of debt; accretion of discount on asset retirement obligations; interest expense; income taxes; loss on the disposition of assets, net; noncash effects from discontinued operations; commodity hedge related activity; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

(in thousands, except per share data)

Loss as adjusted for significant credits and charges, as presented in this press release, is presented and reconciled to Pioneer's net loss determined in accordance with GAAP because Pioneer believes that this non-GAAP financial measure reflects an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that this non-GAAP measure may enhance investors’ ability to assess Pioneer's historical and future financial performance. This non-GAAP financial measure is not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Many of the significant credits and charges are types that could recur in future periods; however, the amount and frequency of each item can vary significantly from period to period. The table below reconciles Pioneer's net loss for the three months ended December 31, 2008, as determined in accordance with GAAP, to loss as adjusted for significant credits and charges for that quarter:

	After-tax Amounts	Per Share

Net loss	$(65,467)	$(0.57)

Significant (credits) and charges:
Gain on extinguishment of debt	(14,646)	(0.13)
Rig related charges	25,454	0.22
Acreage abandonments	15,686	0.14
Mississippi impairment	9,145	0.08
Hurricane activity	5,670	0.05
Non-hedge derivative loss	6,674	0.06

Loss as adjusted for significant credits and charges	$(17,484)	$(0.15)

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of January 30, 2009 (a)

	2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	2009	2010	2011	2012	2013
Average Daily Oil Production Associated with Derivatives:
Swap Contracts:
Volume (Bbl)	20,089	25,500	25,500	25,500	24,166	2,000	—	—	—
NYMEX price (Bbl) (b)	$58.20	$57.10	$57.10	$57.10	$57.32	$98.32	$—	$—	$—
Collar Contracts:
Volume (Bbl)	1,311	2,000	2,000	2,000	1,830	—	2,000	—	—
NYMEX price (Bbl) (b)
Ceiling	$70.38	$70.38	$70.38	$70.38	$70.38	$—	$170.00	$—	$—
Floor	$52.00	$52.00	$52.00	$52.00	$52.00	$—	$115.00	$—	$—
Average Daily Natural Gas Liquid Production Associated with Derivatives:
Swap Contracts:
Volume (Bbl)	2,500	3,250	3,250	3,250	3,000	1,250	—	—	—
Blended index price (Bbl) (c)	$38.50	$35.50	$35.55	$35.55	$36.12	$47.38	$—	$—	$—
Average Daily Gas Production Associated with Derivatives:
Swap Contracts:
Volume (MMBtu)	5,000	135,000	135,000	88,587	91,247	85,000	—	—	—
NYMEX price (MMBtu) (d)	$8.95	$6.25	$6.25	$6.24	$6.29	$6.65	$—	$—	$—
Basis Swap Contracts:
Spraberry Index Swaps – (MMBtu) (e)	10,000	10,000	10,000	10,000	10,000
Price differential ($/MMBtu)	$(0.99)	$(0.99)	$(0.99)	$(0.99)	$(0.99)
Mid Continent Index Swaps – (MMBtu) (e)	153,111	170,000	170,000	170,000	165,836	120,000	60,000	20,000	10,000
Price differential ($/MMBtu)	$(1.20)	$(1.17)	$(1.17)	$(1.17)	$(1.18)	$(0.90)	$(0.82)	$(0.78)	$(0.71)

_____________

(a)

On January 31, 2009, Pioneer Natural Resources Company (the "Company") ceased accounting for commodity derivatives as hedges on a prospective basis. Changes in derviative values subsequent to January 31, 2009 will increase the Company's other income or other expense.

(b)	Includes NYMEX and Dated Brent average prices on U.S. and foreign production.
(c)	Represents blended Mont Belvieu posted price per Bbl.
(d)	Approximate NYMEX price, based on historical differentials to the index price at the time the derivative was entered into.
(e)	Represent swaps that fix the basis differentials between Spraberry and Mid Continent indices at which the Company sells its gas and NYMEX prices.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Amortization of Deferred Revenue Associated with Volumetric

Production Payments and Net Derivative Losses as of December 31, 2008

(in thousands)

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	2010	Thereafter	Total

Total deferred revenues (a)	$36,720	$36,975	$37,207	$37,003	$90,215	$87,021	$325,141
Less derivative losses to be recognized in pretax earnings (b)	(2,330)	(232)	(230)	(822)	(2,403)	(6,729)	(12,746)

Total VPP impact to pretax earnings	$34,390	$36,743	$36,977	$36,181	$87,812	$80,292	$312,395

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

Deferred Gains on Terminated Commodity Hedges as of December 31, 2008 (a)

(in thousands)

	2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	2010	Thereafter

Commodity hedge gains (b)	$28,202	$11,681	$11,872	$11,933	$51,883	$—

_____________

(a)	Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge losses will be amortized as increases to oil and gas revenues during the indicated future periods.